EXHIBIT 10.6

Form of Placement Agent Agreement

February 6, 2012

Mr. Roy Warren

Attitude Drinks Incorporated
10415 Riverside Drive, Suite 101
Palm Beach Gardens, FL 33410

RE:	Placement Agent Agreement for Private Placement of Secured Convertible Promissory Notes and Warrants

Dear Mr. Warren:

This letter confirms our agreement that Attitude Drinks Incorporated, a Delaware corporation (“ATTD” or the "Company”) has engaged  Perrin Holden & Davenport Capital Corp. (together with its affiliates and subsidiaries, “PHD” or the “Placement Agent”) to act as the Company’s exclusive Placement Agent in connection with the proposed private placement (the “Offering”) of secured convertible promissory notes  (the “Notes”) and warrants to purchase common stock (“Warrants” and together with the Notes, the “Securities”) of the Company. The terms of the Securities and the gross proceeds of such Offering will be substantially in the form to be negotiated between the Placement Agent and the Company with one or more accredited investors (described below). The gross proceeds of the Offering will be on a best efforts basis (no minimum) up to an aggregate of $1,000,000 (which may include the conversion of existing indebtedness of the Company).

Upon acceptance, (indicated by your signature below), this letter agreement (the “Agreement”) will confirm the terms of the engagement between the Placement Agent and the Company.

1.           Appointment.

(a)           Subject to the terms and conditions of this Agreement, the Company hereby retains the Placement Agent, and the Placement Agent hereby agrees to act, as the Company’s exclusive Placement Agent in connection with the Offering.  As Placement Agent for the Offering, PHD will advise and assist the Company in identifying and assisting the Company in issuing the Securities to, one or more accredited Investors (“Investors”) in the Offering.  The Company acknowledges and agrees that the Placement Agent is only required to use its “commercially reasonable best efforts” in connection with the Offering and that this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities or introduce the Company to Investors.  PHD will, in its sole discretion, determine the reasonableness of its efforts, and is under no obligation to perform at any level other than what it deems reasonable.  The Company retains the right to determine all of the terms and conditions of the Offering and to accept or reject any proposals submitted to it by the Placement Agent in its sole and absolute discretion.

(b)           During the Term of this Agreement (as such term is hereinafter defined), neither the Company nor any of its subsidiaries will, directly or indirectly, solicit or otherwise encourage the submission of any proposal or offer (“Investment Proposal”) from any person or entity relating to any issuance of the Company’s or any of its subsidiaries’ equity securities (including debt securities with any equity feature) or participate in any discussions regarding an Investment Proposal.  The term “Investment Proposal” shall not include (i) any investment in the equity securities of any other entity, and (ii) any transaction or agreement with one or more persons, firms or entities designated as a “strategic partner” of the Company, as determined in good faith by the Board of Directors of the Company, provided that each such person, firm or entity is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.  The Company will immediately cease all contacts, discussions and negotiations with third parties regarding any Investment Proposal.

2.           Information.

(a)           The Company recognizes that, in completing its engagement hereunder, the Placement Agent will be using and relying on both publicly available information and on data, material and other information furnished to Placement Agent by the Company or the Company’s affiliates and agents.  The Company will cooperate with PHD and furnish, and cause to be furnished, to PHD, any and all information and data concerning the Company, its subsidiaries and the Offering that PHD deems appropriate, including, without limitation, the Company’s acquisition and/or merger plans and plans for raising capital or additional financing that is reasonably requested by PHD (the “Information”), including subscription agreements, and the forms of the Notes and Warrants (the “Private Placement Materials”).  Any Information and Private Placement Materials forwarded to prospective Investors will be in form acceptable to Placement Agent and its counsel.  The Company represents and warrants that all Information and Private Placement Materials, including, but not limited to, the Company’s financial statements and all information incorporated by reference therein, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

(b)           It is further agreed that PHD will conduct a due diligence investigation of the Company and the Company will reasonably cooperate with such investigation as a condition of PHD’s obligations hereunder.  The Company recognizes and confirms that the Placement Agent: (i) will use and rely primarily on the Information, the Private Placement Materials and information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same; (ii) is authorized as the Placement Agent to transmit to any prospective investors a copy or copies of the Private Placement Materials, forms of subscription documents and any other legal documentation supplied to the Placement Agent for transmission to any prospective investors by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of the Placement Agent’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of the Information or the Private Placement Materials and such other information, if any provided to the Investors; (iv) will not make an appraisal of any assets of the Company or the Company generally; and (v) retains the right to continue to perform due diligence of the Company, its business and its officers and directors during the course of the engagement.

(c)           Until the date that is one year from the date hereof, PHD will keep all information obtained from the Company confidential except: (i) Information which is otherwise publicly available, or previously known to or obtained by, PHD independently of the Company and without breach of any of PHD’ agreements with the Company; (ii) PHD may disclose such information to its officers, directors, employees, agents, representatives, attorneys, and to its other advisors and financial sources on a need to know basis only and will ensure that all such persons will keep such information strictly confidential.  No such obligation of confidentiality shall apply to information that: (i) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by PHD, (ii) was known or became known by PHD prior to the Company’s disclosure thereof to PHD, (iii) becomes known to PHD from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (iv) is disclosed by the Company to a third party without restrictions on its disclosure, (v) is independently developed by PHD or (vi) is required to be disclosed by PHD or its officers, directors, employees, agents, attorneys and to its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law.

(d)           The Company recognizes that in order for PHD to perform properly its obligations in a professional manner, the Company will keep PHD informed of and, to the extent practicable, permit PHD to participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of PHD’ engagement.  If at any time during the course of PHD’s engagement, the Company becomes aware of any material change in any of the information previously furnished to PHD, it will promptly advise PHD of the change.

(e)           The Offering shall be conditioned upon, among other things, the following:

(i) Satisfactory completion by PHD of its due diligence investigation and analysis of: (a) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers, and (b) the audited and unaudited historical financial statements of the Company;

(ii) The Company retaining a firm of independent certified public accountants, and will continue to engage accountants of comparable quality (as may be determined by the Company’s audit committee) for a period of at least three years after the Closing;

(iii) Reserved;

(iv) Reserved;

(v) The Company retaining a transfer agent for the Company’s Common Stock and continuing to retain a competent transfer agent for a period of three (3) years after the Closing;

(vi) Reserved; and

(vii) The Company acknowledges and agrees that the Company will maintain a Chief Financial Officer or a substantially equivalent financial position who shall oversee the Company’s financial reporting.

3.           Compensation.  As compensation for services rendered and to be rendered hereunder by Placement Agent, the Company agrees to pay Placement Agent the following fees in consideration of the services rendered by the Placement Agent in connection with the Offering:

(a)           The Company agrees to pay PHD a cash fee payable upon each closing of the transaction contemplated by this Agreement (“Closing”) equal to ten percent (10.0%) of the gross amount raised by the Company at each Closing (including amounts raised via conversion of existing indebtedness of the Company), the fees received by PHD are referred herein as the “Placement Fee”.

(b)           The Company agrees to issue to PHD (or its designated affiliates or assignees), at the final Closing, shares of Company common stock equal to ten percent (10.0%) of the total number of Warrants being sold and/or issued in the Offering.

(c)           The Company agrees to pay PHD (or its designated affiliates or assignees) a non-accountable expense allowance in cash (the “Non-Accountable Fee”) upon each Closing equal to 3% of the gross amount raised in each Closing (including amounts raised via conversion of existing indebtedness of the Company).

(d)           In addition to any fees payable to PHD hereunder, the Company shall reimburse PHD from the proceeds of the Closing for all expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by PHD in connection with its engagement hereunder; provided, however that the aggregate fees and expenses which shall be reimbursed by the Company shall not exceed $1,000 plus legal fees (not to exceed $10,000) and expenses.  In the event this Agreement is not completed within the term set forth in Section 4, PHD will be entitled to reimbursement of its out-of-pocket accountable expenses actually incurred in connection with this Offering.

(e)           The Company shall assist and cooperate with legal counsel to PHD in effecting a filing with respect to the public offering if a Registration Statement is filed in connection with the Offering (an “Issuer Filing”) with the Financial Industry Regulatory Authority (“FINRA”) Corporate Financing Department pursuant to FINRA Rule 2710(b)(10)(A)(i) and the Company shall pay the filing fee required by such Issuer Filing and the fees and expenses of counsel to PHD in connection with the Issuer Filing and clearing such filing with FINRA.  The Company shall assist legal counsel to PHD in pursuing the Issuer Filing until FINRA issues a letter confirming that it does not object to the terms of the Offering contemplated by such Registration Statement.

4.           Term of Engagement.

(a)           This Agreement will remain in effect until March 1, 2012, after which either party shall have the right to terminate it on fifteen (15) days prior written notice to the other.  The date of termination of this Agreement is referred to herein from time to time as the “Termination Date.”  The period of time during which this Agreement remains in effect is referred to herein from time to time as the “Term”.  In the event, however in the course of PHD’s performance of due diligence it deems it necessary to terminate the engagement, PHD may do so prior to the termination date and upon immediate written notice.   Upon termination of this Agreement and/or upon the closing of the Offering, PHD shall deliver to the Company a final list of all third parties it believed it introduced to the Company for the Company’s review and approval (it being agreed upon that each of Alpha Capital Anstalt and Whalehaven Capital Fund Limited shall not be included, the “List”). Upon agreement of such list by the Company and PHD, such list shall be deemed the final, complete and comprehensive list of all third parties introduced to the Company by PHD. Such list shall be kept confidential for a period of twenty-four (24) months following delivery of the list by PHD to the Company. If, within twenty-four (24) months after the Termination Date, the Company completes any private financing of equity or debt or other capital raising activity of the Company (other than the exercise by any person or entity of any options, warrants or other convertible securities other than the warrants issued pursuant to this Agreement) with any of the Investors set forth on the List, the Company will pay to PHD upon the closing of such financing the compensation set forth in Sections 3(a), 3(b) and 3(c) as a “Source Fee”.

(b)           Notwithstanding anything herein to the contrary, subject to the twenty four (24) month limitation described in Section 4(a) above, the obligation to pay the compensation and expenses described in Section 3, this Section 4, Sections 7 and 9-18 and all of Exhibit A attached, hereto (the terms of which are incorporated by reference hereto), will survive any termination or expiration of this Agreement.  The termination of this Agreement shall not affect the Company’s obligation to pay fees to the extent provided for in Section 3 herein and shall not affect the Company’s obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein.  All such fees and reimbursements due shall be paid to the Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Offering or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof).

5.           Certain Placement Procedures.  The Company and the Placement Agent each represents to the other that it has not taken, and the Company and the Placement Agent each agrees with the other that it will not take any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  In effecting the Offering, the Company and the Placement Agent each agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements.  In order to induce PHD to enter into this Agreement, the Company agrees that PHD may rely upon any representations and warranties made to any Investor in this Offering (as if fully set forth herein) for its benefit, and that all such representations and warranties shall be true and correct in all material respects, and shall be true and correct in all material respects as of the date of each Closing.   The Company agrees that it shall cause any opinion of its counsel delivered to any Investors in the Offering also to be addressed and delivered to the Placement Agent, or to cause such counsel to deliver to the Placement Agent a letter authorizing it to rely upon such opinion.

6.           Representations, Warranties and Covenants of PHD.

PHD hereby represents and warrants to, and covenants with, the Company that:

(a)           (i)           Sales of the Securities by the Placement Agent will be made only in such jurisdictions in which: (i) the Placement Agent is a registered broker-dealer; and (ii) the Placement Agent has been advised by counsel that the offering and sale of the Securities is registered under, or is exempt from registration under, applicable laws.

(ii)           Offers and sales of the Securities by the Placement Agent will be made in compliance with the provisions of Regulation D under the Act and/or Section 4(2) of the Act, and the Placement Agent shall furnish to each investor a copy of the Offering Documents (including all Schedules and Exhibits thereto) prior to accepting any payments for Securities.

(b)           The Placement Agent is: (i) a registered broker-dealer under the Exchange Act; (ii) a member in good standing of FINRA; and (iii) registered as a broker-dealer in each jurisdiction in which it is required to be registered as such in order to offer and sell the Securities in such jurisdiction.

(c)           The Placement Agent will periodically notify the Company of the jurisdiction in which it intends the Securities to be offered by it or will be offered by it pursuant to this Agreement, and will periodically notify the Company of the status of the Offering conducted pursuant to this Agreement.

7.           Indemnification. The Company agrees to indemnify Placement Agent in accordance with the indemnification and other provisions attached to the Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of the Agreement.

8.           Other Activities.  The Company acknowledges that PHD has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved.  Subject to the confidentiality provisions of PHD contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of PHD or of any member, manager, officer, employee, agent or representative of PHD, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of PHD to render services of any kind to any other corporation, firm, individual or association; provided that PHD and any of its member, manager, officer, employee, agent or representative shall not use the Information to the detriment of the Company.  PHD may, but shall not be required to, present opportunities to the Company.

9.           Future Rights. Upon the successful completion of any amount of the Offering, for a period of twenty-four (24) months from the final closing the Offering, the Company grants PHD the right of first refusal to act as lead underwriter or placement agent for any and all future public and private equity and debt offerings during such twenty four (24) month period of the Company, or any successor to or any subsidiary of the Company. Any economics in connection with a Financing that will be split with any additional agent(s) or underwriter(s) will be determined solely by PHD.

10.           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the State of New York.  The Company and PHD each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  Each of the Company and PHD further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action or proceeding.  The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

11.           Securities Law Compliance.  The Company, at its own expense, will obtain any registration or qualification required to sell any Securities under the Blue Sky laws of any applicable jurisdictions within the applicable required time periods.

12.           Representations and Warranties.  The Company and PHD each respectively represent and warrant that:  (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) such party’s certificate of incorporation or by-laws or (ii) any agreement to which such party is a party or by which any of its property or assets is bound.

13.           Parties; Assignment; Independent Contractor.  This Agreement has been and is made solely for the benefit of PHD and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph.  The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void.  PHD has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between PHD and the Company or their respective Boards of Directors.  PHD shall not be considered to be the agent of the Company for any purpose whatsoever and PHD is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever.

14.           Validity.  This Agreement contains the entire agreement between the parties hereto.  No party has made any statement, agreement or representation, either oral or written, in connection herewith, modifying, adding or changing the terms and conditions herein set forth. No present or past dealings between the parties shall be permitted to contradict or modify the terms hereof. No modification of this Agreement shall be binding unless such modification is in writing and signed by the parties hereto. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

15.           Counterparts.  This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

16.           Notices.  All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing (copies shall not constitute notice):

To the Company:	Attitude Drinks Incorporated
10415 Riverside Drive, Suite 101
Palm Beach Gardens, FL 33410 Attention: Roy G. Warrern Fax No.: (561) 799-5039

With a copy to:	Weed & Co. LLP
4695 MacArthur Court, Suite 1430
Newport Beach, CA 92660
Attention: Rick Weed
Fax No.: (949) 475-9087

To PHD:	Perrin Holden & Davenport Capital Corp.
5 Hanover Square
New York, NY 10004
Telephone: 212.269.3500
Fax: 212.269.3087 Attention: Jody Eisenman

With a copy to:	Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017
Attention: Stuart Neuhauser, Esq.

17.           Best Efforts Engagement for Capital Raising.  It is expressly understood and acknowledged that PHD’s engagement for the Offering does not constitute any commitment, express or implied, on the part of PHD or of any of its affiliates to purchase or place the Company’s securities or to provide any type of financing and that the Offering will be conducted by PHD on a “best efforts” (no minimum) basis.

18.           Announcements. The Company agrees that PHD shall, upon a successful transaction, have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that PHD shall submit a copy of any such advertisement to the Company for its approval, such approval not to be unreasonably withheld, conditioned or delayed.  The Company further agrees that it shall not issue any press release in connection with the Offering without PHD’s prior written approval of such press release.  The Company further agrees that PHD’s counsel shall have the right to review and comment on any Current Report on Form 8-K regarding the Offering prepared by or on behalf of the Company before the same is filed with the SEC.

(Signature Page Follows)

We are delighted at the prospect of working with you and look forward to a successful offering.  If you are in agreement with the foregoing, please execute and return two copies of this engagement letter to the undersigned. This Agreement may be executed in counterparts, electronic mail and by facsimile transmission.

Very truly yours,

PERRIN HOLDEN & DAVENPORT CAPITAL CORP.

/S/ Jody Eisenman
Name:   Jody Eisenman
Title:     Chief Executive Officer

Agreed to and accepted this 6th day of February, 2012

ATTITUDE DRINKS INCORPORATED

By: /S/ Roy G. Warren
Name:  Roy G. Warren
Title:    Chief Executive Officer

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Placement Agent and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Placement Agent’s acting for the Company, including, without limitation, any act or omission by Placement Agent in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Placement Agent to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement or the subscription agreement with the investors (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Placement Agent of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Placement Agent by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”):  Placement Agent, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them.  These indemnification provisions shall be in addition to any liability, which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder.  An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company.  Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent.  The Company shall not, without the prior written consent of Placement Agent, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation.  The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Placement Agent in connection with such transaction or transactions.  Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Placement Agent pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect.  The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.